Diguang International Announces Results for the First Quarter Ended March 31, 2009

SHENZHEN, China, May 18, 2009 -- Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG - News) (“Diguang” or the “Company”) today announced financial results for the first quarter ended March 31, 2009 of the Company’s 2009 fiscal year.

"We have seen some industry analysis suggesting that the backlight   segment may experience some recovery in fiscal year 2009," commented Song Yi, President and Chief Executive Officer of Diguang. "Meanwhile, we are working proactively to build sales for high-value products such as LCD modules, ultra-slim LED monitors that we launched our 19” version commercially in March 2009, and general LED lighting solutions., These three newer product lines contributed $832,000 to first-quarter revenues, or 13.9% of total quarterly sales.  Our product mix has shifted to consisting primarily of LED products for the first time, in anticipation of the expectation for LED technologies to supplant CCFL in coming years.  I  We are well positioned for a turnaround in our backlight business when it occurs, with manufacturing resources strategically located in all three of China’s top regions for electronics manufacturing.”

Highlights for the three months Ended March 31, 2009

Net revenue totaled approximately $6.0 million for the three months ended March 31, 2009, a decrease of $10.2 million, or 63%, compared to $16.2 million for the three months ended March 31, 2008.

Cost of sales was $5.4 million for the three months ended March 31, 2009, a decrease of $8.2 million, or 60%, compared to $13.6 million for the three months ended March 31, 2008.

Gross profit for the three months ended March 31, 2009 totaled $621,000, or 10.4% of net sales, compared to gross profit of $2.6 million, or 16.3% of net sales, for the same period of 2008, and compared to negative gross profit in the fourth quarter of 2008.  Negative impact on the Company's first-quarter gross margin included incurrence of overhead costs despite lower sales.  To account for cost of sales, which for some products exceeded their net realizable value, the Company made a provision for inventories, amounting to $238,000, or 4% of net sales, for the 2009 first quarter, compared to no such provision in the first quarter of 2008.

Operating expenses totaled approximately $2.0 million for the 2009 first quarter, a year-over-year decrease of 5.7%.  As a percentage of net sales, first-quarter 2009 total operating expenses amounted to 32.6%, compared to fourth-quarter 2008 operating expenses at 12.8% of net sales.

First-quarter selling expenses increased by 2.6% year over year to $418,000.  In support of new product initiatives, research and development expenses increased by approximately 27.9% to $406,000.  Quarterly general and administrative expenses declined 16.2% year over year to $1.1 million.

The Company's net loss during the three months ended March 31, 2009 was $1.2 million, compared to net income of $299,000 for the three months ended March 31, 2008.

The loss per basic and diluted share was ($0.05) for the three months ended March 31, 2009, compared with earnings per share of $0.01 for the three months ended March 31, 2008.

Excluding non-cash items, net loss for the first quarter of fiscal 2009 on a non-GAAP basis would have been $725,936, or ($0.03) per share.  Excluding non-cash items, net income for the first quarter of 2008 on a non-GAAP basis would have been $991,718, or $0.04 per share.  Please see the reconciliation table below.

As of March 31, 2009, Diguang had cash and cash equivalents of $10.3 million and working capital of $7.1 million. Shareholders' equity totaled $25.9 million.

Reconciliation of GAAP Net Income and Earnings per Share to Non-GAAP Net Income and Earnings per Share

	Quarter ended March 31,
	2008	2009
GAAP net income(loss)	$298,810	$(1,246,284)
Non-cash items:
Depreciation	500,020	427,287
Inventory provision	53,763	(21,068)
Loss on disposing assets	-	14,039
Share-based compensation	139,125	100,090

Non GAAP net income(loss)	$991,718	$(725,936)

GAAP net income(loss) per share	0.01	(0.06)
Non-cash items:
Depreciation	0,02	0.02
Inventory provision	0,00	0,00
Loss on disposing assets	0,00	0.00
Share-based compensation	0.01	0.01
Non GAAP net income(loss) per share	0.04	(0.03)

Weighted average shares outstanding – basic and diluted	22,328,311	22,072,000

Use of Non-GAAP Financial Measures

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, which requires the Company to begin recognizing compensation expense relating to stock-based payment transactions. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company provides non-GAAP financial information. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Most Recent Events

In March~~,~~ 2009, Diguang announced the commercial launch of its new ultra-slim 19” LED computer monitors in several major cities spanning all the most heavily populated regions in China.  Management believes that these products answer unmet consumers’ demand and Chinese Government’s mandates for affordable low-radiation, energy-saving computer monitors that the Company can market at relatively high margins.

Teleconference and Webcast Information

Management will conduct a conference call and webcast to discuss financial results for the fiscal 2009 first quarter, ended March 31, 2009 of its 2009 fiscal year. The conference call and webcast will take place at 10:30 a.m. Eastern (U.S.) time on Monday, May 18, 2009. Anyone interested in participating should call +1-866-202-0886 if calling from within the United States, or +1-617-213-8841 if calling internationally; the passcode is 47691153.

There will be a replay available until May 22, 2009.  To listen to the playback, please call +1-888-286-8010 if calling within the United States, or +1-617-801-6888 if calling internationally.  Please use passcode 91596852 for the replay.

The event will also be webcast live through a link on the Company's web site at http://www.diguangintl.com, and a webcast archive will be available for 90 days.  The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://www.earnings.com, Thomson's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://www.streetevents.com), a password-protected event management site.

About Diguang International Development Co., Ltd.

Through its subsidiaries, Diguang develops and produces CCFL and LED backlights for a wide range of TFT-LCD products. A backlight is the typical light source of a liquid crystal display (LCD), with applications spanning televisions, computer monitors, cellular phones, digital cameras, DVDs and other home appliances. Leveraging its LED expertise, the Company also creates and markets energy-saving technologies and solutions for rapidly growing markets such as LED backlight monitors and LED general lighting.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Diguang's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights; timing approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Diguang does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:
Viola Tse
Diguang International Development   Co., Ltd.
Tel: +1-626-593-5486

Investor Relations Contact:
Ed Job, Partner
CCG Investor Relations
Tel: +1-646-213-1914
Web: http://www.ccgirasia.com/

(financial tables follow)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(In U.S. Dollars)

	December 31,	March 31,
	2008	2009
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,024,363	$10,299,628
Accounts receivable, net of allowance for doubtful accounts $655,893 and $655,271	9,944,208	8,366,157
Inventories, net of provision $2,081,334 and $ 2,057,130	7,285,860	8,461,214
Other receivables, net of provision $101,020 and $ 100,968	535,493	379,679
VAT recoverable	112,842	151,091
Advance to suppliers	602,017	572,471
Deferred tax asset	28,485	28,485
Total current assets	33,533,268	28,258,725

Investment, net of impairment $779,302 and $ 779,302	720,698	720,698
Property, plants and equipment, net	19,369,200	18,740,891

Total assets	$53,623,166	$47,720,314

LIABILITIES AND EQUITY
Current liabilities:
Bank loans	$4,397,215	$4,390,522
Accounts payable	15,643,476	11,633,775
Advance from customers	561,282	534,106
Accruals and other payables	2,337,800	2,071,963
Accrued payroll and related expense	626,277	510,335
Income tax payable	401,260	400,225
Amount due to related parties	674,548	681,792
Amount due to stockholders	1,005,480	914,814
Total current liabilities	25,647,338	21,137,532

Research funding advanced	644,925	643,943

Total liabilities	26,292,263	21,781,475

(Continued)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION, continued
(In U.S. Dollars)

	December 31,	March 31,
	2008	2009
		(Unaudited)
Equity:
Common stock, par value $0.001 per share, 50 million shares authorized, 22,593,000 and 22,593,000 shares issued, 22,340,700 and 22,072,000 shares outstanding	22,593	22,593
Additional paid-in capital	20,600,460	20,700,550
Non-controlling interest	2,520,704	2,481,042
Treasury stock at cost	(674,455)	(674,455)
Appropriated earnings	802,408	809,002
Retained earnings	(443,829)	(1,660,841)
Translation adjustment	4,503,022	4,260,948
Total equity	27,330,903	25,938,839

Total liabilities and equity	$53,623,166	$47,720,314

(more)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In U.S. Dollars)
	Three Months Ended March 31,
	2008	2009
	(Unaudited)	(Unaudited)

Revenues:
Revenues, net	$16,199,591	$5,999,853
Cost of sales	13,560,357	5,378,488

Gross profit	2,639,234	621,365

Selling expense	407,566	418,234
Research and development costs	317,734	406,324
General and administrative expenses	1,349,253	1,130,978

Income from operations	564,681	(1,334,171)

Interest income (expense), net	(58,426)	(87,446)
Investment income (loss)	28,930	500
Other income (loss)	(103,390)	177,921

Income before income taxes	431,795	(1,243,196)

Income tax provision	132,985	3,088

Net income (loss)	298,810	(1,246,284)

Net income (loss) attributable to non-controlling interest	130,080	(35,866)

Net income (loss) attributable to common shares	$168,730	(1,210,418)

Weighted average common shares outstanding – basic	22,328,311	22,072,000

Earnings per share – basic	0.01	(0.05)

Weighted average common shares outstanding – diluted	22,328,311	22,072,000

Earning per shares – diluted	0.01	(0.05)

Other comprehensive income (loss):
Net income (loss)	298,810	(1,246,284)
Translation adjustment	1,198,986	(245,869)
Comprehensive income (loss)	1,497,796	(1,492,153)
Comprehensive income(loss) attributable to non-controlling interest	190,882	(39,661)

Comprehensive income attributable to common shares	$1,306,914	$(1,452,492)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents)
(In U.S. Dollars)

	Three Months Ended March 31,
	2008	2009
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income (loss) attributable to common shares	$168,730	$(1,210,418)
Net income (loss) attributable to non-controlling interest	130,080	(35,866)
Total net income (loss)	298,810	(1,246,284)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	500,020	427,287
Inventory provision	53,763	(21,068)
Loss on disposing assets	-	14,039
Share-based compensation	139,125	100,090
Changes in operating assets and liabilities:
Accounts receivable	(6,031,996)	1,581,302
Inventory	(1,722,400)	(1,168,677)
Other receivables	(219,497)	155,994
VAT recoverable	283,570	(38,258)
Prepayments and other assets	(882,811)	29,694
Accounts payable	1,545,776	(3,801,009)
Accruals and other payable	(587,774)	(380,104)
Advance from customers	80,609	(27,290)
Taxes payable	106,541	(1,036)

Net cash provided by (used in) operating activities	(6,436,264)	(4,375,320)

Cash flows from investing activities:
Purchase of fixed assets	(1,065,861)	(56,690)
Disposal (purchase) of marketable securities	(1,426,127)	-
Disposal of fixed assets	-	13,464

Net cash used in investing activities	(2,491,988)	(43,226)

Cash flows from financing activities:
Stock repurchase	(45,933)	-
Due to related parties	(76,486)	(83,409)

Net cash used by financing activities	(122,419)	(83,409)

Effect of changes in foreign exchange rates	807,425	(222,780)

Net increase (decrease) in cash and cash equivalents	(8,243,246)	(4,724,735)

Cash and cash equivalents, beginning of the period	16,250,727	15,024,363

Cash and cash equivalents, end of the period	$8,007,481	$10,299,628

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